The registrant requests that the registration statement become effective immediately upon filing pursuant to Securities Act Rule 462.

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT 0F 1933

BAUSCH & LOMB INCORPORATED
(Exact name of registrant as specified in its charter)

NEW YORK	16-0345235
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
ONE BAUSCH & LOMB PLACE, ROCHESTER, NEW YORK 14604-2701 (Address of principal executive offices and zip code)

BAUSCH & LOMB INCORPORATED
2003 Long-Term Incentive Plan
(Full title of plan)

Robert B. Stiles
Senior Vice President and General Counsel
Bausch & Lomb Incorporated
ONE BAUSCH & LOMB PLACE, ROCHESTER, NEW YORK 14604-2701
(Name and address of agent for service)

Telephone number, including area code,
of agent for service: (585) 338.6409

CALCULATION OF REGISTRATION FEE

Title of Securities To be Registered	Amount To be Registered	Proposed Maximum Offering Price per Share*	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.40 par Value	6,000,000 Shares	$65.51	$393,060,000	$49,800.70

*

Inserted solely for purposes of calculating the registration fee pursuant to Rule 457(c) and (h), and based upon the average of the high and low prices for the registrant's Common stock on the New York Stock Exchange on August 30, 2004.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information *
Item 2.	Registrant Information and Employee Plan Annual Information *

*     All documents furnished to participants in the Bausch & Lomb 2003 Long-Term Incentive Plan ("Plan") pursuant to Rule 428 and containing the information required by Part I of Form S-8 under the Securities Act of 1933 are or shall be on file at the Registrant's principal executive offices.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference
The following documents, which have been filed by the Company with the Securities and Exchange Commission, are incorporated in this Registration Statement by reference:

        1.   The Company's Form 10-K for the fiscal year ended December 27, 2003.

        2.   All other reports filed by the Company pursuant to Section 13(a) and 15(d) of the Securities Exchange Act of 1934 since December 27, 2003.

        3.   The class of Securities is described in Exhibit (3)-a of the Company's Form 10-K for the fiscal year ended December 29, 1985.

        All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicate that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.	Description of Securities
Not Applicable.
Item 5.	Interests of Named Experts and Counsel

        Robert B. Stiles, Senior Vice President and General Counsel of the Company, One Bausch & Lomb Place, Rochester, New York, has passed upon the legality under the law of New York, the state in which the Company is incorporated, of the Common stock of the Company being offered hereby. Mr. Stiles directly owns 5,061 shares of Common stock and indirectly owns 40 shares of Common stock in the names of his daughters. Mr. Stiles is the beneficial owner of options to purchase 145,011 shares of Class B Stock granted under the Company's 1990 Stock Incentive Plan, 120,012 of which are currently exercisable, and 20,000 shares of Common Stock granted under the Company's 2003 Long-Term Incentive Plan, none of which are currently exercisable. Mr. Stiles also holds 6,840 shares of Class B stock and 3,000 shares of Restricted Stock subject to vesting requirements. Pursuant to the Company's 401(k) Account Plan, Mr. Stiles is the beneficial owner of 2,820 shares of Common stock.

        The financial statements of Bausch & Lomb Incorporated and its consolidated subsidiaries incorporated in this Registration Statement by reference to the Company's Form 10-K for the year ended December 27, 2003, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Item 6.	Indemnification of Directors and Officers

        The New York Business Corporation Law ("BCL") provides that directors and officers of a New York corporation may be indemnified under certain circumstances against judgments, fines, amounts paid in settlement and reasonable expenses actually and necessarily incurred by them in disposing of actions to which they are a party or are threatened to be made a party by reason of acting as directors or officers if such persons acted in good faith in a manner which they reasonably believed to be in the best interests of the corporation, and, in the case of criminal proceedings, had no reasonable cause to believe that their conduct was unlawful. The By-laws of the Company provide for indemnification of directors and officers to the fullest extent permitted by law, including payment of expenses in advance of resolution of any such matter. The Company's restated certificate of incorporation, as amended, eliminates the potential personal monetary liability of the Company's directors to the Company or its shareholders for breaches of their duties as directors except as otherwise required under the BCL.

        The Company has purchased insurance under a policy that insures both the Company and its officers and directors against exposure and liability normally insured against under such policies, including exposure on the indemnities described above. The BCL expressly permits New York corporations, and the Company's by-laws permit the Company, to purchase such insurance.

Item 7.	Exemption from Registration Claimed
Not Applicable.
Item 8.	Exhibits
See Exhibit Index.
Item 9.	Undertakings
Pursuant to Regulation S-K Item 512.
(a) The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a) (3) of the Securities Act of 1933;
(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum range may be reflected in the form of prospectus filed with the Commissioner pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)   The undersigned registrant hereby undertakes that, for the purposes of determining liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

* * *

        (h)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Rochester, and the State of New York, on this 2nd day of September, 2004.

BAUSCH & LOMB INCORPORATED

By:     /s/ Ronald L. Zarrella

        Ronald L. Zarrella
        Chairman of the Board and
        Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Date: September 2, 2004	Principal Executive Officer By: /s/ Ronald L. Zarrella Ronald L. Zarrella Chairman of the Board and Chief Executive Officer
Date: September 2, 2004	Chief Financial Officer By: /s/ Stephen C. McCluski Stephen C. McCluski Senior Vice President - Finance
Date: September 2, 2004	Corporate Controller By: /s/ Jurij Z. Kushner Jurij Z. Kushner Vice President and Controller

Directors

Alan M. Bennett

Domenico De Sole

Paul A. Friedman, M.D.

Jonathan S. Linen

Ruth R. McMullin

John R. Purcell

Linda Johnson Rice

William H. Waltrip

Barry W. Wilson

Kenneth L. Wolfe

By: /s/ Robert B. Stiles Robert B. Stiles Attorney-in-Fact	September 2, 2004
/s/ Ronald L. Zarrella Ronald L. Zarrella	September 2, 2004

EXHIBIT INDEX

S-K ITEM 601 NO.	DOCUMENT
(4)-a

Certificate of Incorporation of Bausch & Lomb Incorporated (filed as Exhibit (3)-a to the Company's Annual Report on Form 10-K for the fiscal year ended December 29, 1985, file No. 1-4105, and incorporated herein by reference.)

(4)-b

Certificate of Amendment of Bausch & Lomb Incorporated (filed as Exhibit (3)-b to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1988, file No. 1-4105, and incorporated herein by reference.)

(4)-c

Certificate of Amendment of Bausch & Lomb Incorporated (filed as Exhibit (3)-c to the Company's Annual Report on Form 10-K for the fiscal year ended December 26, 1992, file No. 1-4105, and incorporated herein by reference.)

(5)	Opinion of Robert B. Stiles, Esq., Senior Vice President and General Counsel of the Company (filed herewith).
(23)-a	Consent of Robert B. Stiles, Esq., Senior Vice President and General Counsel of the Company (included as Exhibit 5).
(23)-b	Consent of PricewaterhouseCoopers LLP (filed herewith).
(24)	Power of Attorney (filed herewith).